Exhibit 10.2


                                                                 EXECUTION COPY
                                                                 --------------


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  RETALIX LTD.,

                             RETALIX HOLDINGS INC.,

                                    RTLX LLC

                                SURVIVOR RTLX LLC

                                       AND

                               TCI SOLUTIONS, INC.

                            DATED AS OF APRIL 1, 2005


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                          AGREEMENT AND PLAN OF MERGER
         AGREEMENT AND PLAN OF MERGER, dated as of April 1, 2005 (this "Agreement"), by and among Retalix, Ltd., an Israeli corporation ("Parent"), Retalix Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Holdings"), Survivor RTLX LLC, a Delaware limited liability company of which Holdings is the single member ("LLC Merger Sub"), RTXL LLC, a Delaware limited liability company of which Holdings is the sole member ("Acquisition Sub") and TCI Solutions, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, each of the boards of directors or equivalent bodies of Parent, Holdings, LLC Merger Sub, Acquisition Sub and the Company has determined that it is advisable and in the best interests of its stockholders or members, as the case may be, for the parties to enter into a business combination upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance of such combination, each of the boards of directors or equivalent bodies of Parent, Holdings, LLC Merger Sub, Acquisition Sub and the Company has approved the merger (the "Merger") of Acquisition Sub with and into the Company (with the Company surviving) followed immediately by the merger of the Company with and into LLC Merger Sub (with LLC Merger Sub surviving) (the "Subsequent Merger," and together with the Merger, the "Mergers"), all in accordance with the applicable provisions of the General Corporation Law of the State of Delaware ("DGCL") and upon the terms and subject to the conditions set forth herein;

         WHEREAS, upon consummation of the Subsequent Merger the separate existence of the Company will cease;

         WHEREAS, the board of directors of the Company has unanimously recommended that the stockholders of the Company approve and adopt this Agreement and the Merger;

         WHEREAS, for United States federal income tax purposes, this Agreement, together with the Stock Purchase Agreement (as defined below), is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations and the acquisition of Shares (as defined in the Stock Purchase Agreement) and the Mergers taken together are intended to be an integrated transaction for purposes of Rev. Rul. 2001-26, 2001-1 CB 1297, and Rev. Rul. 2001-46, 2001-2 CB 321, that will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's, Holding's, Acquisition Sub's and LLC Merger Sub's willingness to enter into this Agreement, certain stockholders of the Company are entering into a Stock Purchase Agreement with Holdings and Parent (the "Stock Purchase Agreement"), in the form attached as Exhibit A hereto, pursuant to which, among other things, each of such stockholders are selling all of their shares of capital stock in the Company to Holdings;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         1.01. Common Definitions. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement that are defined in the Stock Purchase Agreement shall have the meanings assigned to them in the Stock Purchase Agreement, and the rules of construction and documentary conventions set forth in the Stock Purchase Agreement shall apply to this Agreement.

         1.02. Additional Definitions. The following terms, as used herein, have the following meanings:

         "Company Capital Stock" means the Company Common Stock and Company Preferred Stock.

         "Company Common Stock" means the common stock, par value $0.001 per share, of the Company.

         "Company Preferred Stock" means the Company's Series A Preferred Stock and Series B Preferred Stock.

         "Membership Interest" the limited liability membership interests of LLC Merger Sub.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Series A Preferred Stock" means the Series A Non-Redeemable Convertible Participating Preferred Stock, par value $0.001 per share, of the Company.

         "Series B Preferred Stock" means the Series B Non-Redeemable Convertible Participating Preferred Stock, par value $0.001 per share, of the Company.

                                   ARTICLE II

                                   THE MERGERS

         2.01. The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with DGCL, at the Effective Time (as defined below), Acquisition Sub shall be merged with and into the Company. As a result of the Merger, the separate existence of Acquisition Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall succeed to and assume all the


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rights and obligations of Acquisition Sub in accordance with DGCL. Immediately following the Effective Time of the Merger, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with DGCL, the Company shall be merged with and into LLC Merger Sub, and the separate corporate existence of the Company shall cease. LLC Merger Sub shall continue as the surviving entity in the Subsequent Merger (the "Surviving LLC") and shall succeed to and assume all of the rights and obligations of the Company in accordance with DGCL. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the Mergers (the "Closing") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article IX, at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston MA 02109, unless another date, time or place is agreed to in writing by Parent and the Company (the "Closing Date").

         2.02. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article IX, the parties hereto shall file a certificate of merger for the Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, DGCL and shall make all other filings or recordings required under DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time"). Immediately following the Effective Time, the parties shall file a certificate of merger for the Subsequent Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, DGCL and shall make all other filings or recordings required under DGCL. The Subsequent Merger shall become effective at such time as such certificate of merger is filed with the Secretary of State of the State of Delaware.

         2.03. Effect of the Mergers. At and after the Effective Time, (a) the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of DGCL; (b) the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the Company immediately prior to the Effective Time (and the Certificate of Merger shall so provide), (c) the by-laws of the Surviving Corporation shall be the by-laws of the Company immediately prior to the Effective Time, (d) the directors of the Surviving Corporation shall be the directors of the Company immediately prior to the Effective Time, to hold office in accordance with the by-laws of the Surviving Corporation, and (e) the officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, to hold office in accordance with the by-laws of the Surviving Corporation. At and after the effective time of the Subsequent Merger, (a) the effect of the Subsequent Merger shall be as provided in this Agreement, the certificate of merger for the Subsequent Merger and the applicable provisions of DGCL; (b) the certificate of formation of the Surviving LLC shall be the certificate of formation of LLC Merger Sub immediately prior to the effective time of the Subsequent Merger (and the Certificate of Merger shall so provide), (c) the limited liability company operating agreement of the Surviving LLC shall be the limited liability company operating agreement of LLC Merger Sub immediately prior to the effective time of the


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Subsequent Merger, and (d) the manager of the Surviving LLC shall be the manager of the LLC Merger Sub immediately prior to the effective time of the Subsequent Merger.

         2.04. Effect on Membership Interests of Acquisition Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any limited liability membership interest of Acquisition Sub, each outstanding limited liability membership interest of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.001 per share, of the Surviving Corporation.

         2.05. Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company:

               (a) Cancellation of Shares of Company Capital Stock. Each share of Company Capital Stock owned by Parent, Holdings, LLC Merger Sub or the Company immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereof.

               (b) Conversion of Shares of Company Capital Stock. Subject to
         Section 2.07(d) hereof, or as provided in Section 2.08 with respect to Company Capital Stock as to which appraisal rights have been exercised:

                   (i) each share of Company Common Stock issued and
               outstanding immediately prior to the Effective Time (other than shares referred to in Section 2.05(a)) shall be cancelled and extinguished and thereafter shall represent the right to receive $0.132 in cash per share;

                   (ii) each share of Series A Preferred Stock of the Company, issued and outstanding immediately prior to the Effective Time (other than shares referred to in Section 2.05(a)) shall be cancelled and extinguished and thereafter shall represent the right to receive $0.8409 (on an as converted basis including all shares issuable under the PIK dividend) in cash per share;

                   (iii) each share of Series B Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (other than shares referred to in Section 2.05(a)) shall be cancelled and extinguished and thereafter shall represent the right to receive $0.7573 in cash per share;

                   (iv) Fractional shares of Company Capital Stock, issued and outstanding immediately prior to the Effective Time (other than shares referred to in Section 2.05(a)) shall be cancelled and extinguished and, subject to Section 2.07(d), thereafter shall represent the right to receive cash in lieu thereof.

               (c) Stock Options and Warrants. At the Effective Time, none of Parent, Holdings, Acquisition Sub or LLC Merger Sub shall assume the Company's obligations


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         under any of the stock options or warrants of the Company, which remain unexercised and outstanding as of the Effective Time, and the Company shall cause all such options and warrants to terminate at the Effective Time, without liability to Parent, Holdings, Acquisition Sub or LLC Merger Sub.

               (d) Merger Consideration. The aggregate cash issuable or reserved for issuance pursuant to Sections 2.05(b) are referred to collectively as the "Merger Consideration."

         2.06. Conversion of Capital Stock in Subsequent Merger. By virtue of the Subsequent Merger and without any further action on the part of Parent, Holdings, Surviving Corporation or Surviving LLC, (i) each Membership Interest then outstanding shall remain outstanding and each certificate therefore, if any, shall continue to evidence one limited liability company membership interest of the Surviving LLC, and (ii) each share of common stock of the Surviving Corporation then outstanding shall be converted into a limited liability company membership interest of Surviving LLC.

         2.07. Exchange of Certificates.

               (a) Promptly after the Closing, each holder of Company Capital Stock shall surrender to Parent, or a paying agent appointed by Parent, the stock certificates evidencing their shares of Company Capital Stock, together with such other documents as may reasonably be required by Parent, the holder of such Certificate shall be entitled to receive in exchange therefore such holder's pro rata share of the Merger Consideration. In the event of a transfer of ownership of Company Capital Stock which is not registered in the transfer records of the Company, and cash issued in exchange therefor pursuant to Section 2.05(b) shall be paid to a person other than the person in whose name the certificate so surrendered is registered, if such certificate is presented to the Parent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.07(a), each certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the cash as contemplated in Section 2.05(b).

               (b) No Further Ownership Rights in Company Capital Stock. All the cash issued upon the surrender for exchange of certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation or Parent for any reason, they shall be cancelled in exchange for the Merger Consideration as provided in this Article II.

               (c) No Liability. To the extent permitted by applicable law, none of Parent, Holdings, Surviving LLC, or the Surviving Corporation shall be liable to any holder of


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         shares of Company Capital Stock or shares of Parent Common Stock, as the case may be, for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (d) Withholding Rights. Each of Parent, Holdings, Surviving LLC and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock in respect of which such deduction and withholding was made.

               (e) Lost, Stolen or Destroyed Certificates. If any certificate shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.05(b); provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance and delivery thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

         2.08. Dissenting Shares. Notwithstanding Section 2.05(b), shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with
Section 262 of DGCL ("Dissenting Shares") shall not be converted into a right to receive the applicable portion of the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If after the Effective Time, any such holder fails to perfect or withdraws or loses its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Capital Stock, and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure schedules dated as of the date hereof and delivered herewith to Parent (which disclosure schedules identify the section and subsection to which each


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disclosure therein relates), the Company hereby represents and warrants to
Parent, Holdings, Acquisition Sub and LLC Merger Sub as of the date hereof and as of the Closing Date that:

         3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not Adversly Affect the Company. The Company has heretofore delivered to Parent true and complete copies of the corporate charter and bylaws of the Company as currently in effect.

         3.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, are within the Company's corporate powers and except for the required approval by the Company's stockholders, have been duly authorized by all necessary corporate action on the part of the Company. Each of this Agreement and each Ancillary Agreement to which the Company is a party has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms.

         3.03. SEC Disclosure Documents. None of the information supplied or to be supplied by the Company or representatives for inclusion or incorporation by reference in (i) the proxy statement or information statement relating to the Company Stockholders' Meeting (such proxy statement or information statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement") or (ii) any required Schedule 13E-3, will, at the respective times filed with the SEC, stock exchange or any other regulatory agency, on the date mailed to the holders of Company Capital Stock and at the time of the Company Stockholders' Meeting (as defined in Section 5.05 contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its subsidiaries, affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement or an amendment to Schedule 13E-3, the Company shall promptly inform Parent. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or to be made or to be incorporated by reference in any of the foregoing documents based on information supplied by Parent, Holdings, Acquisition Sub or LLC Merger Sub expressly for inclusion or incorporation by reference thereof.

         3.04. Fairness Opinion. The Company has received the opinion of The Mentor Group to the effect that, as of the date thereof, the Merger Consideration to be received by holders of Company Common Stock in the Merger is fair from a financial point of view to the holders of


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Company Common Stock, and signed, true and complete copies of which opinions have been delivered to Parent.

                                   ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDINGS, ACQUISITION
                             SUB AND LLC MERGER SUB

         Parent, Holdings, Acquisition Sub and LLC Merger Sub hereby represent and warrant to the Company that:

         4.01. Organization and Existence. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Israel and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is recently organized and has conducted no business activities, other than as contemplated by this Agreement. Acquisition Sub and LLC Merger Sub are limited liability companies duly organized, validly existing and in good standing under the laws of the State of Delaware, are each recently organized and neither has conducted business activities, other than as contemplated by this Agreement.

         4.02. Corporate Authorization. The execution, delivery and performance by Parent, Holdings, Acquisition Sub and LLC Merger Sub of this Agreement and any other Ancillary Agreement to which they are parties, the issuance and delivery of shares of the Parent Common Stock, and the consummation by Parent, Holdings, Acquisition Sub and LLC Merger Sub of the transactions contemplated in this Agreement and the Ancillary Agreements are within the corporate, limited liability company or other powers of Parent, Holdings, Acquisition Sub and LLC Merger Sub and have been duly authorized by all necessary corporate or limited liability company action on the part of Parent, Holdings, Acquisition Sub and LLC Merger Sub. Each of this Agreement and such Ancillary Agreements to which Parent, Holdings, Acquisition Sub or LLC Merger Sub are parties have been duly executed and delivered by Parent, Holdings, Acquisition Sub and LLC Merger Sub, as applicable, and constitute a valid and binding agreement of Parent, Holdings, Acquisition Sub and LLC Merger Sub, as applicable. The shares of Parent Common Stock, when issued and delivered in accordance with the terms of this Agreement will validly issued, fully paid and nonassessable.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

         5.01. Conduct of the Company. From the date hereof until the Closing Date, the Company shall conduct its businesses in the ordinary course consistent with past practices and shall use its best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Company will not:


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                   (i) adopt or propose any change in their corporate charter or bylaws;

                   (ii) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

                   (iii) sell, lease, license, mortgage, encumber or otherwise dispose of any material assets or property except (A) pursuant to existing contracts or commitments and (B) in the ordinary course consistent with past practices;

                   (iv) effect any direct or indirect redemption, purchase or other acquisition of any securities of the Company, or declare, set aside or pay any dividend or make any other distribution of assets of any kind whatsoever with respect to any securities of the Company;

                   (v) issue any securities of the Company or amend any term of any Company option plan or any outstanding Option;

                   (vi) incur any indebtedness for money borrowed or guarantee any indebtedness of any other Person or release or cancel any material indebtedness or claim;

                   (vii) settle any claim, action or proceeding, except in the ordinary course of business consistent with prior practice; or

                   (viii) agree or commit to do any of the foregoing.

               (b) During such time as Parent or Holdings Affiliates do not control the Board of Directors, the Company will not (i) take or agree or commit to take any action that would make any representation and warranty made by the Company under this Agreement or by Sellers under the Stock Purchase Agreement on the date of its execution and delivery inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

         5.02. Access to Information. From the date hereof until the Closing Date, the Company shall (a) give Parent, its counsel, financial advisors, financing sources, auditors and other authorized representatives full access to the offices, properties, books and records of the Company, (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request and (c) instruct the employees, counsel and financial advisors of the Company to cooperate with Parent in its investigation of the Company.

         5.03. Notices of Certain Events; Continuing Disclosure. (a) The Company will promptly notify Parent of:


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                   (i) any notice or other communication from any Person
               alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                   (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                   (iii) any actions, suits, claims, investigations or
               proceedings commenced or, to the Company's knowledge, threatened against, or relating to or involving or otherwise affecting the Company or that relate to the consummation of the transactions contemplated by this Agreement.

               (b) Until the Closing Date, the Company shall have the continuing obligation promptly to advise Parent with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by the Company.

         5.04. Compensation. Except as set forth in Schedule 5.04, the Company will not enter into or modify any consulting, employment or severance contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses or other remuneration except for current salaries, severance and other remuneration for which the Company is obligated under arrangements existing on the date hereof.

         5.05. Consents. The Company will use commercially reasonable efforts to obtain all third party consents required to consummate the Merger, and make all filings with governmental entities, required with respect to the consummation of the Merger.

         5.06. Stockholder Approval. (a) The Company will take all action necessary in accordance with DGCL, the Company's certificate of incorporation, as amended, and its by-laws to convene a meeting of Stockholders of the Company (the "Company Stockholders' Meeting") as promptly as possible following the date hereof to consider and vote upon the Merger, this Agreement and the transactions contemplated hereby.

               (b) The Proxy Statement shall include a statement that the Company's Board of Directors recommend approval and adoption of this Agreement and the Merger by the holders of Company Common Stock.

               (c) The Company's Board of Directors shall (i) cause the Company to use its reasonable best efforts (through its agents or otherwise) to solicit from the holders of the Company Common Stock proxies in favor of the Merger, this Agreement and the transactions contemplated hereby and (ii) cause the Company to use its reasonable best efforts to secure stockholder approval of the Merger, this Agreement and the transactions contemplated hereby.


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               (d) The Company shall prepare a preliminary Proxy Statement relating to the Company Stockholders' Meeting and forms of proxy for use at the Company Stockholders' Meeting relating to the vote of the holders of the Company Capital Stock with respect to the Merger, this Agreement and the transactions contemplated hereby. The Company shall cause the preliminary Proxy Statement to be filed with the SEC at the earliest practicable date following the date hereof. Parent and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company or any representative of the Company and the SEC. As promptly as practicable after comments are received from the SEC with respect to the preliminary Proxy Statement, the Company shall use its reasonable best efforts to respond to the comments of the SEC and, to the extent comments of the SEC relate to Parent, Holdings, Acquisition Sub or LLC Merger Sub, Parent, Holdings, Acquisition Sub and LLC Merger Sub shall use their reasonable best efforts to respond to the comments of the SEC. The Company shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC and Parent, Holdings, Acquisition Sub and LLC Merger Sub shall provide the Company with such information about them as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file with the SEC the definitive Proxy Statement and the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as soon thereafter as practicable. The Company shall cause the Proxy Statement to be mailed to record holders of Company Capital Stock as promptly as practicable after clearance by the SEC.

         5.07. Acquisition Proposals. (a) Subject to Section 5.06(b), from the date hereof until the Effective Time or termination of this Agreement in accordance with Article VIII hereof, whichever is earlier, Company shall not, nor shall the Company authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage any Acquisition Proposal (as defined below) or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal,
(ii) enter into, continue or participate in any discussions or negotiations with, furnish any information relating to the Company or afford access to the business, properties, assets, books or records of the Company to, otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any third party to do or seek to make, or that has made an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.

               (b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide Acquisition Proposal that the Board of Directors of the Company reasonably determines (after consultation with the Company's financial advisor) constitutes a Superior Proposal, (ii) furnish to such third party nonpublic information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the existing confidentiality agreement with Parent, (iii) take and disclose to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise make disclosure to them, (iv) following receipt of such an Acquisition Proposal, withdraw, modify in a manner adverse to Parent, or fail to make a recommendation as to the advisability of the Merger, and/or (v) take any action ordered to be taken by the Company by any court of competent jurisdiction if, in each case (1) neither the Company nor any representative of Company shall have -- violated any of the restrictions set forth in this Section 5.06, (2) the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary obligations to the Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and the Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company's confidential information as the confidentiality agreement executed with Parent, (4) gives Parent prompt advance notice of its intent to furnish such nonpublic information or enter into such discussions (which notice shall in no event be given less than one (1) business day prior to furnishing such information or entering into such discussions), and (5) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.06 by the Company.

               (c) In addition to the obligations of the Company set forth in paragraph (a) of this Section 5.06, the Company as promptly as reasonably practicable shall advise Parent orally and in writing of any Acquisition Proposal, or any inquiry with respect to or which the Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or group making any such Acquisition Proposal or inquiry. The Company will keep Parent informed as promptly as reasonably practicable of any amendments of any such Acquisition Proposal or inquiry.

         For purposes of this Agreement, "Acquisition Proposal" shall mean any written offer or proposal by a third party, other than Parent, Holdings, Acquisition Sub, LLC Merger Sub or any affiliate thereof, relating to: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license, acquisition, or disposition of more than 15% of the consolidated assets of the Company; (C) any liquidation or dissolution of the Company or (D) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby.

         For purpose of this Agreement, "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of Company determines in good faith by a majority vote, after taking into account all the terms and conditions of the Acquisition Proposal, are more favorable to the Company's stockholders than as provided hereunder.

         5.08. Confidentiality. The Company will hold, and will use its best efforts to cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Parent, Holdings, Acquisition Sub, LLC Merger Sub or their Affiliates furnished to the Company or its Affiliates (or their respective advisors), in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that such information can be shown to have been
(i) previously known on a nonconfidential basis by the Company, (ii) in the public domain through no fault of the Company or (iii) later lawfully acquired by the Company from sources other than Parent; provided that the Company may disclose such information to its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by the Company of the confidential nature of such information and are directed by the Company to treat such information confidentially in accordance with this Agreement. The obligation of the Company and their Affiliates, to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the Company and its Affiliates, will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Parent, upon request, all tangible documents and other materials, and all copies thereof, obtained by the Company or its Affiliates, or on their behalf concerning Parent, Holdings, Acquisition Sub, LLC Merger Sub or their Affiliates in connection with this Agreement that are subject to such confidence.

                                   ARTICLE VI

        COVENANTS OF PARENT, HOLDINGS, ACQUISITION SUB AND LLC MERGER SUB

         6.01. Continuing Director and Officer Indemnification. From and after the Effective Time, the Surviving LLC (or its successors or assigns) shall fulfill and honor the obligations of the Company pursuant to the indemnification provisions in the Company's certificate of incorporation and by-laws existing as in effect on the date hereof with respect to the Company's directors and officers.

         6.02. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Parent, Holdings, Acquisition Sub and Merger Sub will hold, and will use their best efforts to cause their respective Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and its Subsidiaries furnished to Parent, Holdings, Acquisition Sub, LLC Merger Sub or their Affiliates (and their respective advisors) in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Parent , Holdings, Acquisition Sub or LLC Merger Sub, (ii) in the public domain through no fault of Parent, Holdings, Acquisition Sub or LLC Merger Sub or (iii) later lawfully acquired by Parent, Holdings, Acquisition Sub or LLC Merger Sub from sources other than the Company or its Subsidiaries; provided that Parent, Holdings, Acquisition Sub and LLC Merger Sub may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Parent, Holdings, Acquisition Sub or LLC Merger Sub of the confidential nature of such information and are directed by Parent, Holdings, Acquisition Sub or LLC Merger Sub to treat such information confidentially in accordance with this Agreement. The obligation of Parent, Holdings, Acquisition Sub and LLC Merger Sub to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Parent, Holdings, Acquisition Sub and LLC Merger Sub will, and will use their best efforts to cause their respective Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all tangible documents and other materials, and all copies thereof, obtained by Parent, Holdings, Acquisition Sub, LLC Merger Sub or their Affiliates or on their behalf concerning the Company and its Subsidiaries in connection with this Agreement that are subject to such confidence.

         6.03. Vote. At the Company's Stockholder Meeting, Holdings shall vote all of its shares of Company Capital Stock in favor of the Merger.

                                  ARTICLE VII

                            COVENANTS OF ALL PARTIES

         In addition to the foregoing, Parent, Holdings, Acquisition Sub, LLC Merger Sub and the Company each covenant and agree as follows.

         7.01. Cooperation. It shall cooperate fully with the other parties hereto in furnishing any information or performing any action reasonably requested by any such party, which information or action is necessary to the successful consummation of the transactions contemplated by this Agreement. Subject to its further rights under this Agreement, it shall use commercially reasonable efforts to cause the Closing to occur at the earliest practicable time.

         7.02. Additional Agreements. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving LLC with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of each corporation which is a party to this Agreement will take all such necessary action.

         7.03. Public Announcements. Neither Parent nor the Company will disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, advisors and accountants of the parties hereto, or except as Parent determines in good faith to be required by applicable law after consultation with the Company) without the prior written agreement of Parent and the Company.

         7.04. Tax-Free Reorganization. Each of the parties shall use its reasonable best efforts through the effective time of the Subsequent Merger to cause the acquisition of Shares (as defined in the Stock Purchase Agreement) and the Mergers taken together to be treated as a reorganization within the meaning of Section 368(a) of the Code. No party will take any position on any federal, state or local income or franchise Tax Return, or take any other tax reporting position, that is inconsistent with the treatment of the acquisition of Shares (as defined in the Stock Purchase Agreement) and the Mergers taken together as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by applicable tax law (and then only to the extent required by such applicable tax law).

                                  ARTICLE VIII

                                   TERMINATION

         8.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Effective Time:

               (a) by written agreement of the Company, the Sellers' Committee and Parent;

               (b) by either the Company or Parent if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

               (c) by the Company, if, prior to the adoption of this Agreement at the Company Stockholders' Meeting, the Board of Directors of the Company shall have approved, and the Company shall enter into, a letter of intent, term sheet or a definitive agreement providing for the implementation of a Superior Proposal; but only if prior to termination under this subsection (c) (i) the Company is not then in breach of
         Section 5.06, (ii) the Company's Board of Directors shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a letter of intent, term sheet or definitive agreement concerning a transaction that constitutes a Superior Proposal and the Company shall have notified the Parent in writing that it intends to enter into such a letter of intent, term sheet or definitive agreement , (iii) during the ten (10) business day period after the Company's notice: (A) the Company shall have offered to negotiate with, and, if accepted, negotiated in good faith with, Parent to attempt to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Mergers and (B) the Board of Directors of the Company shall have concluded, after considering the results of such negotiations and the revised proposals made by the Parent, if any, that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal; (iv) such termination is within five (5) business days following the ten (10) business day period referred to above, and (v) no termination pursuant to this
         Section 8.01(c) shall be effective unless the Company shall simultaneously make the payment of the termination fee required by
         Section 8.04.

               (d) by Parent, if the Company's Board of Directors (i) shall have withdrawn or modified in a manner adverse to Parent, Holdings, Acquisition Sub or LLC Merger Sub its approval or recommendation of the Merger Agreement or the transactions contemplated thereby, (ii) shall have recommended an Acquisition Proposal or (iii) shall have adopted any resolution to effect any of the foregoing.

         8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement, except as provided in
Section 10.01, shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Section 8.03 and 8.04 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof. The provisions of Sections 6.02 and 7.03 shall survive any termination hereof pursuant to Section 8.01.

         8.03. Fees and Expenses. Except as provided below, each party will bear its own costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         8.04. Termination Fee. The Company shall pay Parent $2,000,000 if this Agreement is terminated by the Company pursuant to Section 8.01(c) or by Parent pursuant to Section 8.01(d). Any payment due under Section 8.04 shall be made concurrently with the termination of this Agreement pursuant to Section 8.01(c) or 8.01(d), as the case may be, by wire transfer of immediately available funds to an account designated by Parent or, if no wire transfer instructions have been provided to the Company by Parent, by check.

                                   ARTICLE IX

          CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER

         The obligations of Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

               (a) approval of the holders of a majority of outstanding Company Common Stock and Company Preferred Stock (voting on an as-converted to Common Stock basis) at the Company Stockholders' Meeting shall have been obtained in compliance with the Company's certificate of incorporation and by-laws and the DGCL.

               (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Mergers.

               (c) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date and Parent shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effect.

               (d) Parent, Holdings, Acquisition Sub and LLC Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date and the Company shall have received a certificate signed by the Chief Executive Officer or Manager, as applicable, of each of Parent, Holdings, Acquisition Sub and LLC Merger Sub to the foregoing effect.

                                   ARTICLE X

                                  MISCELLANEOUS

         10.01. Effectiveness of Representations, Warranties and Agreements. Except as otherwise provided in this Section 10.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time.

         10.02. Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:


if to Parent, Holdings, Acquisition Sub  with a copy to:
or LLC Merger Sub, to:
                                           Harvey E. Bines, Esq.
    Danny Moshaioff                        Sullivan & Worcester LLP
    Retalix, Ltd.                          One Post Office Square
    10 Zarhin Street, Corex House          Boston, MA 02109
    43000, Ra'anana, Israel                Telecopy: (617) 338-2880
    Telecopy:  +972-9-744-4756


if to the Company, to:                   with a copy to:

    David Butler                           William J. Simpson, Esq.
    TCI Solutions, Inc.                    Paul, Hastings, Janofsky & Walker LLP
    17752 Skypark Circle                   695 Town Center Drive, 17th Floor
    Suite 160                              Costa Mesa, CA 92629
    Irvine, CA 92614                       Telecopy: (714) 979-1921
    Telecopy: (949) 476-1133

         Such information may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.02.

         10.03. Waiver. Parent may, with respect to the Company or any stockholder of the Company, and the Company may, with respect to Parent, Holdings, Acquisition Sub or LLC Merger Sub, (a) extend the time for the performance of any of its obligations or other acts, (b) waive any inaccuracies in its representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of its agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         10.04. Entire Agreement; Amendment. This Agreement (including any exhibits and schedules hereto), the Ancillary Agreements and the Confidentiality Agreement between Company and Parent constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an instrument in writing signed by Parent and the Company stating that it constitutes an amendment to this Agreement.

         10.05. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE.

         10.06. Specific Performance and Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to a preliminary and permanent injunction or injunctions to prevent breaches, or threatened breaches, of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the need to post bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

                     [Remainder of Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                           RETALIX, LTD.


                           By /s/ Barry Shaked
                              -------------------
                               Name: Barry Shaked
                               Title: President and Chief Executive Officer

                           RETALIX HOLDINGS INC.


                           By /s/ Barry Shaked
                              -------------------
                               Name: Barry Shaked
                               Title: President and Chief Executive Officer


                           RTLX LLC


                           By /s/ Barry Shaked
                              -------------------
                               Name: Barry Shaked
                               Title: President and Chief Executive Officer:

                           SURVIVOR RTLX LLC


                           By /s/ Barry Shaked
                              -------------------
                               Name: Barry Shaked
                               Title: President and Chief Executive Officer



                           TCI SOLUTIONS, INC.


                           By /s/ David R. Butler
                              -------------------
                              Name: David R. Butler
                              Title: President & CEO

                           TCI SOLUTIONS, INC.


                           By /s/ Stephen P. DeSantis
                              -----------------------
                              Name: Stephen P. DeSantis
                              Title: Chief Financial Officer